Exhibit 10.31

ASSIGNMENT AGREEMENT

This assignment agreement (this “Assignment Agreement”) is entered into as of [—], 2013, by and between Newcastle Investment Corp., a Maryland corporation (the “Assignor”), and New Media Investment Group, Inc., a Delaware corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Stock Purchase Agreement, dated as of June 28, 2013 (as it may be amended in accordance with its terms, the “Stock Purchase Agreement”), by and among Dow Jones Ventures VII, Inc. (“Seller”), Dow Jones Local Media Group, Inc. (the “Company”), the Assignor, and, solely with respect to its obligations under Sections 7.3, 7.7, 7.13, 7.14, 9.2, 9.3 and 10.2 of the Stock Purchase Agreement, Dow Jones & Company, Inc.

WHEREAS, the Assignor wishes to transfer and assign to the Assignee all of the Assignor’s rights and interests in and to, and obligations under, the Stock Purchase Agreement, and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations;

WHEREAS, pursuant to Section 12.11 of the Stock Purchase Agreement, the Assignor may not assign any of its rights, interests or obligations under the Stock Purchase Agreement, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Seller; and

WHEREAS, on September [—], 2013, Seller provided its written approval to the assignment by the Assignor of all of its rights, interests and obligations in the Stock Purchase Agreement to the Assignee.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Assignment and Assumption. The Assignor hereby transfers and assigns to the Assignee, and the Assignee hereby acquires from the Assignor all of the Assignor’s rights, and interests in and to the Stock Purchase Agreement, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the Stock Purchase Agreement, of whatever kind or nature.

2. Retention of Obligations. Notwithstanding anything in this Assignment Agreement to the contrary, the Assignor shall remain obligated, as a principal and not a guarantor, to Seller with respect to all of the Assignor’s obligations, duties, liabilities and commitments under the Stock Purchase Agreement, of whatever kind or nature.

3. Effectiveness. This Assignment Agreement shall be effective as of the date set first set forth above.

4. Governing Law; Binding Effect. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

5. Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .tiff format) shall be deemed effective as manual delivery.

IN WITNESS WHEREOF, the Assignee and Assignor have executed this Assignment Agreement as of the date first set forth above.

ASSIGNEE:

NEW MEDIA INVESTMENT GROUP, INC.

By:
Name:
Title:

ASSIGNOR:

NEWCASTLE INVESTMENT CORP.

By:
Name:
Title:

[Signature Page to Assignment

Agreement]